BancFirst Corporation Reports First Quarter Earnings

OKLAHOMA CITY, April 18, 2019 /PRNewswire/ -- BancFirst Corporation (NASDAQ GS:BANF) reported net income of $31.8 million, or $0.96 diluted earnings per share, for the first quarter of 2019 compared to net income of $29.6 million, or $0.89 diluted earnings per share, for the first quarter of 2018. On January 11, 2018 the Company completed the acquisitions of two Oklahoma banking corporations. Consequently, the first quarter of 2018 included one-time acquisition related expenses of approximately $2.2 million, which reduced diluted earnings per share by approximately 5 cents.

The Company's net interest income for the first quarter of 2019 increased to $66.9 million compared to $63.0 million for the first quarter of 2018. The net interest margin for the quarter was 3.85% compared to 3.66% a year ago. The increase in margin was primarily due to increases in the federal funds rate throughout 2018. The provision for loan losses for the first quarter of 2019 was $1.7 million compared to $314,000 a year ago. The increase in the provision was primarily due to downgrades of a few commercial loans and loan growth during the quarter. Net charge-offs for the quarter were less than 0.01% of average loans, compared to 0.01% for the first quarter of 2018. Noninterest income for the quarter totaled $32.0 million, compared to $30.1 million last year. Noninterest expense for the quarter totaled $56.2 million compared to $55.9 million last year. The slight increase in noninterest expense was due to salary increases in 2019 offset by a decrease in other expense due to nonrecurring acquisition related expenses in 2018. The Company's effective tax rate was 22.4% compared to 19.8% for the first quarter of 2018. The lower effective tax rate for the first quarter of 2018 was due to the exercise of stock options.

At March 31, 2019, the Company's total assets were $7.7 billion, an increase of $134.7 million from December 31, 2018. Securities of $724.9 million were down $47.3 million from December 31, 2018, due to maturing U.S. treasury securities. Loans totaled $5.1 billion, an increase of $66.1 million from December 31, 2018. Deposits totaled $6.7 billion, an increase of $100.9 million from the December 31, 2018 total. The Company's total stockholders' equity was $927.9 million, an increase of $25.1 million over December 31, 2018.

Asset quality remained strong during the first quarter of 2019. Nonperforming and restructured assets represented 0.58% of total assets at March 31, 2019 and 0.59% at December 31, 2018. The allowance to total loans was 1.05% up slightly from 1.03% at year-end 2018. The allowance to nonperforming and restructured loans was 138.10% compared to 136.29% at year-end 2018.

BancFirst Corporation CEO David Harlow commented, "The Company turned in a good first quarter despite a higher effective tax rate when compared to the first quarter of 2018. Contributing factors include growth in loans and deposits during the quarter, increased net interest income, net interest margin and non-interest income compared to prior year, and continued strong asset quality."

BancFirst Corporation (the Company) is an Oklahoma based financial services holding company. The Company's principal subsidiary bank, BancFirst, is Oklahoma's largest state-chartered bank with 107 banking locations serving 58 communities across Oklahoma. More information can be found at www.bancfirst.bank.

The Company may make forward-looking statements within the meaning of Section 27A of the securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters. Forward-looking statements include estimates and give management's current expectations or forecasts of future events. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. Actual results may differ materially from forward-looking statements.

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited)

	2019	2018	2018	2018	2018
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Condensed Income Statements:
Net interest income	$ 66,903	$ 66,888	$ 65,673	$ 64,880	$ 63,035
Provision for loan losses	1,684	1,516	747	1,225	314
Non-interest income:
Trust revenue	3,177	3,023	3,281	3,396	3,129
Service charges on deposits	17,663	18,554	18,103	17,537	16,653
Securities transactions	--	10	(64)	115	(14)
Income from sales of loans	698	649	800	802	651
Insurance commissions	5,265	4,593	5,207	3,927	5,199
Cash management	3,776	3,338	3,383	3,381	3,021
Other	1,422	1,684	2,091	1,279	1,471
Total noninterest income	32,001	31,851	32,801	30,437	30,110

Non-interest expense:
Salaries and employee benefits	36,171	35,530	35,051	34,776	34,190
Occupancy expense, net	2,627	3,307	3,386	3,396	3,402
Depreciation	2,985	2,965	2,733	2,429	2,410
Amortization of intangible assets	759	777	740	759	733
Data processing services	1,480	1,140	1,418	1,195	1,203
Net expense from other real estate owned	(484)	130	64	19	26
Marketing and business promotion	2,261	2,030	1,997	1,649	2,352
Deposit insurance	533	571	597	640	619
Other	9,874	9,716	9,823	9,393	10,955
Total noninterest expense	56,206	56,166	55,809	54,256	55,890
Income before income taxes	41,014	41,057	41,918	39,836	36,941
Income tax expense	9,177	8,332	9,035	9,250	7,321
Net income	$ 31,837	$ 32,725	$ 32,883	$ 30,586	$ 29,620
Per Common Share Data:
Net income-basic	$ 0.98	$ 1.00	$ 1.01	$ 0.93	$ 0.91
Net income-diluted	0.96	0.98	0.98	0.91	0.89
Cash dividends declared	0.30	0.30	0.30	0.21	0.21
Common shares outstanding	32,617,788	32,603,926	32,749,690	32,731,215	32,707,166
Average common shares outstanding -
Basic	32,612,399	32,721,626	32,742,480	32,716,350	32,574,251
Diluted	33,292,852	33,423,458	33,504,143	33,458,858	33,317,744
Performance Ratios:
Return on average assets	1.69%	1.70%	1.71%	1.62%	1.60%
Return on average equity	14.08	14.48	14.86	14.41	14.60
Net interest margin	3.85	3.77	3.68	3.70	3.66
Efficiency ratio	56.83	56.88	56.67	56.92	60.00

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited)

	2019	2018	2018	2018	2018
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Balance Sheet Data:

Total assets	$ 7,709,000	$ 7,574,258	$ 7,602,438	$ 7,622,963	$ 7,615,642
Interest-bearing deposits with banks	1,291,447	1,195,824	1,607,157	1,579,577	1,590,240
Securities	724,872	772,132	477,080	462,871	493,101
Total loans	5,050,221	4,984,150	4,952,267	5,017,071	4,990,681
Allowance for loan losses	(52,915)	(51,389)	(51,875)	(52,200)	(51,550)
Deposits	6,706,386	6,605,495	6,643,131	6,692,174	6,713,052
Stockholders' equity	927,927	902,789	884,801	862,012	838,096
Book value per common share	28.45	27.69	27.02	26.34	25.62
Tangible book value per common share (non-GAAP)(1)	25.52	24.74	24.06	23.35	22.61
Balance Sheet Ratios:
Average loans to deposits	75.34%	74.24%	74.76%	74.38%	75.42%
Average earning assets to total assets	92.42	92.48	93.04	93.11	93.14
Average stockholders' equity to average assets	12.01	11.76	11.23	11.23	10.95
Asset Quality Data:
Past due loans	$ 2,170	$ 1,916	$ 4,073	$ 2,916	$ 3,900
Nonaccrual loans	21,594	22,603	26,880	29,936	31,849
Restructured loans	14,552	13,188	13,557	14,527	12,945
Total nonperforming and restructured loans	38,316	37,707	44,510	47,379	48,694
Other real estate owned and repossessed assets	6,433	6,873	7,072	3,847	3,676
Total nonperforming and restructured assets	44,749	44,580	51,582	51,226	52,370
Nonperforming and restructured loans to total loans	0.76%	0.76%	0.90%	0.94%	0.98%
Nonperforming and restructured assets to total assets	0.58	0.59	0.68	0.67	0.69
Allowance to total loans	1.05	1.03	1.05	1.04	1.03
Allowance to nonperforming and restructured loans	138.10	136.29	116.55	110.18	105.87
Net charge-offs to average loans	0.00	0.04	0.02	0.01	0.01

Reconciliation of Tangible Book Value Per Common Share (non-GAAP)(2):

Stockholders' equity	$ 927,927	$ 902,789	$ 884,801	$ 862,012	$ 838,096
Less goodwill	79,749	79,749	79,733	79,733	79,796
Less intangible assets, net	15,701	16,470	17,257	18,012	18,782
Tangible stockholders' equity (non-GAAP)	$ 832,477	$ 806,570	$ 787,811	$ 764,267	$ 739,518
Common shares outstanding	32,617,788	32,603,926	32,749,690	32,731,215	32,707,166
Tangible book value per common share (non-GAAP)	$ 25.52	$ 24.74	$ 24.06	$ 23.35	$ 22.61

(1) Refer to the "Reconciliation of Tangible Book Value per Common Share (non-GAAP)" Table.

(2)     Tangible book value per common share is stockholders' equity less goodwill and intangible assets, net, divided by common shares outstanding. This amount is a non-GAAP financial measure but has been included as it is considered to be a critical metric with which to analyze and evaluate the financial condition and capital strength of the Company. This measure should not be considered a substitute for operating results determined in accordance with GAAP.

BancFirst Corporation
Consolidated Average Balance Sheets
And Interest Margin Analysis
Taxable Equivalent Basis
(Dollars in thousands - Unaudited)

	Three Months Ended
	March 31, 2019
	Average	Income/	Yield/
	Balance	Expense	Rate
ASSETS
Earning assets:
Loans	$ 5,013,308	$ 68,874	5.57%
Securities – taxable	749,521	4,335	2.35
Securities – tax exempt	21,492	159	3.00
Interest bearing deposits with banks	1,273,051	7,750	2.47
Total earning assets	7,057,372	81,118	4.66

Nonearning assets:
Cash and due from banks	180,142
Interest receivable and other assets	450,340
Allowance for loan losses	(51,976)
Total nonearning assets	578,506
Total assets	$ 7,635,878

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Transaction deposits	$ 753,751	$ 662	0.36%
Savings deposits	2,625,768	10,301	1.59
Time deposits	694,663	2,574	1.50
Short-term borrowings	2,038	10	1.96
Junior subordinated debentures	26,804	491	7.43
Total interest-bearing liabilities	4,103,024	14,038	1.39

Interest-free funds:
Noninterest bearing deposits	2,580,316
Interest payable and other liabilities	35,544
Stockholders' equity	916,994
Total interest free-funds	3,532,854
Total liabilities and stockholders' equity	$ 7,635,878
Net interest income		$ 67,080
Net interest spread			3.27%
Effect of interest free funds			0.58%
Net interest margin			3.85%

CONTACT: Kevin Lawrence, Chief Financial Officer at (405) 270-1003 or David Harlow, Chief Executive Officer at (405) 270-1082